Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES RESULTS FOR
SECOND QUARTER 2021 AND DECLARES QUARTERLY DIVIDEND

Houston, Texas (Thursday, August 12, 2021) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced operational and financial results for the three months ended June 30, 2021 and declared a quarterly cash dividend of $0.24 per common share.

•Reported net earnings of $4.7 million, or $1.10 per diluted common share, on revenues of $486.7 million for the second quarter of 2021, compared to $3.5 million, or $0.82 per diluted common share, on revenues of $152.3 million for the second quarter of 2020.

•Generated net cash provided by operating activities of $29.1 million for the second quarter of 2021, compared to net cash used in operating activities of $6.6 million for the second quarter of 2020. The increase was primarily driven by changes in working capital due to an increase in the market price of crude oil.

•Reported adjusted net earnings of $1.9 million, or $0.44 per diluted common share, for the second quarter of 2021, compared to an adjusted net loss of $0.8 million, or a loss of $0.18 per diluted common share, for the second quarter of 2020.

•Adjusted cash flow for the second quarter of 2021 was $7.4 million versus $1.9 million for the second quarter of 2020.

Adjusted net earnings (losses), adjusted earnings (losses) per diluted common share and adjusted cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled in the financial tables later in this release.

Additional Highlights for Q2 2021

•Maintained strong financial flexibility at June 30, 2021, including $88.7 million in cash and cash equivalents. This represented a 126% increase from $39.3 million at December 31, 2020.

•Liquidity of $111.4 million at June 30, 2021, including cash and cash equivalents and $22.8 million available under the Company’s $40.0 million Credit Agreement entered into in May 2021.

•Adam’s crude oil marketing subsidiary, GulfMark Energy, Inc. (“GulfMark”), marketed approximately 89,585 barrels per day (“bpd”) of crude oil during the second quarter of 2021, compared to 81,152 bpd during the second quarter of 2020 and 82,889 bpd during the first quarter of 2021. GulfMark held 413,973 barrels of crude oil inventory at June 30, 2021, compared to 421,759 barrels at December 31, 2020.

•The collective fleet of Service Transport Company (“Service Transport”), Adams’ liquid chemicals, pressurized gases, asphalt and dry bulk transportation subsidiary, traveled approximately 7.25 million miles during the second quarter of 2021, compared to 3.89 million miles during the second quarter of 2020 and 6.93 million miles during the first quarter of 2021. Significantly contributing to the year-over-year increase in miles traveled for the second quarter was the June 2020 purchase of assets from CTL Transportation, which added new services and product lines for the Company’s new and existing customers in new markets in Florida, Georgia, Illinois, Missouri and Ohio.

Kevin J. Roycraft, Adams’ Chief Executive Officer, commented, “We were pleased with our results for the second quarter of 2021, including generating adjusted cash flow that was almost four times higher than both the first quarter of this year and the second quarter of 2020. Contributing to our financial performance for this year’s second quarter was a continued improvement in the economic backdrop, including increased demand for crude oil and a resulting higher price environment. Our recent acquisitions in our transportation and pipeline and storage segments also benefited our results for the period. We were especially pleased with the second quarter performance of the VEX Pipeline System, which we acquired in October of last year, producing positive cash flow in its second full quarter of operation.”

Capital Investments and Dividends

During the second quarter of 2021, the Company spent capital of $3.4 million for trailers and other field equipment. In addition, Adams paid dividends of $1.0 million, or $0.24 per common share.

Adams’ Board of Directors has declared a quarterly cash dividend for the second quarter of 2021 of $0.24 per common share, payable on September 17, 2021, to shareholders of record as of September 3, 2021. Adams’ has consistently paid a dividend since 1994.

Outlook

Mr. Roycraft concluded, “Looking to the second half of 2021, we remain focused on increasing efficiencies in each of our business segments. This includes further integrating our newly acquired terminals and leveraging back haul opportunities with continued efforts to diversify our offerings. We also plan to grow in new and existing areas with our crude oil marketing segment. Finally, as we have successfully done in the past, we will continue to evaluate business development opportunities that complement our core businesses and support our mission of providing unparalleled service quality and reliability for our customers.”

“Underpinning our strategic initiatives to enhance and expand our business is ensuring we maintain a solid financial position. Our strong balance sheet and significant liquidity served us well in the economic depths associated with the pandemic, and we believe our financial flexibility will continue to differentiate Adams in the marketplace moving forward. Also key to our past and future success is the dedicated efforts of our full employee team. I look forward to working closely with them as we identify and execute on additional targeted opportunities to prudently grow the business for the long-term benefit of our shareholders.”

Use of Non-GAAP Financial Measures

This press release and accompanying schedules includes the non-GAAP financial measures of adjusted cash flow, adjusted net earnings (losses) and adjusted earnings (losses) per common share. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measures calculated and presented in accordance with GAAP. Company management believes these measures are useful indicators of the financial performance of our business and uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against peer companies. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities, earnings per share or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do. The non-GAAP financial measures are defined and reconciled in the financial tables below.

About Adams Resources & Energy, Inc.

Adams Resources & Energy, Inc. is engaged in crude oil marketing, transportation, terminalling and storage and tank truck transportation of liquid chemicals and dry bulk through its subsidiaries, GulfMark Energy, Inc., Service Transport Company, Victoria Express Pipeline, LLC and GulfMark Terminals, LLC. For more information, visit www.adamsresources.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, and any other risk factors included in Adams’ reports filed with the Securities and Exchange Commission. However, there can be no assurance that such expectation or belief will result or be achieved. Unless legally required, Adams undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues:
Marketing	$463,092	$140,141	$767,115	$477,362
Transportation	23,497	12,145	44,732	28,401
Pipeline and storage	155	—	388	—
Total revenues	486,744	152,286	812,235	505,763

Costs and expenses:
Marketing	453,081	131,454	748,288	484,319
Transportation	19,078	10,888	36,538	24,073
Pipeline and storage	488	—	1,032	—
General and administrative	2,961	2,731	6,337	5,625
Depreciation and amortization	4,801	4,278	9,854	8,751
Total costs and expenses	480,409	149,351	802,049	522,768

Operating earnings (losses)	6,335	2,935	10,186	(17,005)

Other income (expense):
Interest and other income	62	144	196	509
Interest expense	(204)	(68)	(424)	(218)
Total other (expense) income, net	(142)	76	(228)	291

Earnings (losses) before income taxes	6,193	3,011	9,958	(16,714)
Income tax (provision) benefit	(1,484)	492	(2,441)	8,790

Net earnings (losses)	$4,709	$3,503	$7,517	$(7,924)

Earnings (losses) per share:
Basic net earnings (losses) per common share	$1.11	$0.83	$1.77	$(1.87)
Diluted net earnings (losses) per common share	$1.10	$0.82	$1.76	$(1.87)

Dividends per common share	$0.24	$0.24	$0.48	$0.48

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$88,668	$39,293
Restricted cash	7,033	12,772
Accounts receivable, net of allowance for doubtful accounts	125,910	99,799
Accounts receivable – related party	4	—
Inventory	29,712	19,336
Derivative assets	1,255	61
Income tax receivable	5,846	13,288
Prepayments and other current assets	2,122	2,964
Total current assets	260,550	187,513

Property and equipment, net	90,577	94,134
Operating lease right-of-use assets, net	7,249	8,051
Intangible assets, net	3,700	4,106
Other assets	2,930	2,383
Total assets	$365,006	$296,187

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$151,113	$85,991
Derivative liabilities	1,221	52
Current portion of finance lease obligations	4,333	4,112
Current portion of operating lease liabilities	2,184	2,050
Other current liabilities	13,556	22,343
Total current liabilities	172,407	114,548
Other long-term liabilities:
Long-term debt	8,000	—
Asset retirement obligations	2,342	2,308
Finance lease obligations	11,246	11,507
Operating lease liabilities	5,067	6,000
Deferred taxes and other liabilities	11,093	12,732
Total liabilities	210,155	147,095

Commitments and contingencies

Shareholders’ equity	154,851	149,092
Total liabilities and shareholders’ equity	$365,006	$296,187

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	June 30,
	2021	2020
Operating activities:
Net earnings (losses)	$7,517	$(7,924)
Adjustments to reconcile net earnings (losses) to net cash
provided by (used in) operating activities:
Depreciation and amortization	9,854	8,751
Gains on sales of property	(265)	(140)
Provision for doubtful accounts	(2)	(24)
Stock-based compensation expense	417	304
Deferred income taxes	(1,636)	(1,534)
Net change in fair value contracts	(25)	(12)
Changes in assets and liabilities:
Accounts receivable	(26,109)	27,103
Accounts receivable/payable, affiliates	(4)	1
Inventories	(10,376)	6,570
Income tax receivable	7,442	(4,733)
Prepayments and other current assets	842	262
Accounts payable	63,831	(63,013)
Accrued liabilities	1,235	3,875
Other	(614)	55
Net cash provided by (used in) operating activities	52,107	(30,459)

Investing activities:
Property and equipment additions	(3,602)	(2,880)
Asset acquisition	—	(9,137)
Proceeds from property sales	1,316	514
Insurance and state collateral refunds	—	1,129
Net cash used in investing activities	(2,286)	(10,374)

Financing activities:
Borrowings under Credit Agreement	8,000	—
Principal repayments of finance lease obligations	(2,123)	(1,070)
Payment for financed portion of VEX acquisition	(10,000)	—
Payment of contingent consideration liability	—	(111)
Dividends paid on common stock	(2,062)	(2,044)
Net cash used in financing activities	(6,185)	(3,225)

Increase (Decrease) in cash and cash equivalents, including restricted cash	43,636	(44,058)
Cash and cash equivalents, including restricted cash, at beginning of period	52,065	122,255
Cash and cash equivalents, including restricted cash, at end of period	$95,701	$78,197

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Reconciliation of Adjusted Cash Flow to
Net Earnings (Losses):
Net earnings (losses)	$4,709	$3,503	$7,517	$(7,924)
Add (subtract):
Income tax (benefit) provision	1,484	(492)	2,441	(8,790)
Depreciation and amortization	4,801	4,278	9,854	8,751
Gains on sales of property	(182)	—	(265)	(140)
Stock-based compensation expense	232	170	417	304
Early retirement and terminations costs	—	431	—	431
Inventory liquidation gains	(3,650)	(6,031)	(10,593)	—
Inventory valuation losses	—	—	—	18,184
Net change in fair value contracts	(4)	7	(25)	(12)
Adjusted cash flow	$7,390	$1,866	$9,346	$10,804

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Adjusted net (losses) earnings and (losses)
earnings per common share (Non-GAAP):
Net earnings (losses)	$4,709	$3,503	$7,517	$(7,924)
Add (subtract):
Gains on sales of property	(182)	—	(265)	(140)
Stock-based compensation expense	232	170	417	304
Early retirement and terminations costs	—	431	—	431
Net change in fair value contracts	(4)	7	(25)	(12)
Inventory liquidation gains	(3,650)	(6,031)	(10,593)	—
Inventory valuation losses	—	—	—	18,184
Tax effect of adjustments to earnings (losses)	757	1,139	2,197	(3,941)
Adjusted net earnings (losses)	$1,862	$(781)	$(752)	$6,902

Adjusted earnings (losses) per common share	$0.44	$(0.18)	$(0.19)	$1.63

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Reconciliation of Adjusted Cash Flow to Net Cash Provided by (Used in) Operating Activities:
Net cash provided by (used in) operating activities	$29,106	$(6,613)	$52,107	$(30,459)
Add (subtract):
Income tax provision (benefit)	1,484	(492)	2,441	(8,790)
Deferred income taxes	807	(1,155)	1,636	1,534
Provision for doubtful accounts	1	—	2	24
Early retirement and terminations costs	—	431	—	431
Inventory liquidation gains	(3,650)	(6,031)	(10,593)	—
Inventory valuation losses	—	—	—	18,184
Changes in assets and liabilities	(20,358)	15,726	(36,247)	29,880
Adjusted cash flow	$7,390	$1,866	$9,346	$10,804

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